Exhibit 10.5

To: Fritz Archer	Date: Apr 29, 2010
At: Baldwin Insurance Group	From: Branch' Holmes

Insured:	Energy Edge Technologies Corp.
DBA:	EETC

Address	Energy Edge Technologies Corp. 1200 Route 22 East, Suite 2000
Bridgewater, NJ 08807

1. Form:	Underwriters at Lloyds of London Non Admitted (AM Best Rating: A XV)

2. Interests Covered:	Reimbursement Contingency Insurance

3. Limits of Liability:
Shall not exceed 90% of the shortfall of the Guaranteed Savings or the purchase price of the customer's savings project whichever is less. Underwriter's aggregate limit of liability shall not exceed one million five hundred thousand ($1,500,000) dollars for the Policy period

4. Period:	5/1/2010 to 5/1/2011 (To cover losses occurring on new and exiting contracts reported during the policy period.)

5. Deductible:
Deductible: The greater of USD 15,000 or 10% on each and every estimated saving claim. The duty of Underwriters to reimburse the Insured for Guaranteed Savings will only be in excess of the deductible set forth in the Declarations. Trr- amount of the deductible must be borne by the Insured at its own expense. Underwriters shall have no duty whatsoever to '-e Insured to pay all or any portion of the deductible

6. Territory:

7. Minimum & Deposit
Premium:	$5,OOO.C Fully Earned Deposit Premium
Broker Policy Fee
$251.75   Surplus Lines Tax
$5.04   Stamping Office To.-. / State Surcharge
$50.35   FL Hurricane Catastrophe Fund / Municipal Tax

$5,342.14   TOTAL PREMIUM Including Applicable Fees & Taxes

Annual Minimum Premium:	$20,000++Taxes/Fees Annual Minimum Premium.

**Due Diligence Effort Form Must be Received At time of Binding**

9. Rate:	Adjustable monthly at a rate of 0.0007 of the project installation costs on 100% Term Contract Cost. Monthly Reporting Required with Premium Payment

10. Cancellation:	30Days except for Non Payment which is 10 Days

11. Conditions:
Rules applicable to insurance with terms less than or more than one year:

A.    If insurance has been in force for one year or less, apply the short rate table for annual insurance to the full annual premium determined as for insurance written for a term of one year.

B.    If insurance has been in force for more than one year:

1.        Determine full annual premium as for insurance written for a term of one year.

2.        Deduct such premium from the full insurance premium, and on the remainder calculate the pro rata earned premium on the basis of the ratio of the length of time beyond one year the insurance has been in force to the length of time beyond one year for which the policy was originally written.

3.        Add premium produced in accordance with items (1) and (2) to obtain earned premium during full period insurance has been in force.

Coverage: Reimbursement Contingency Insurance.

-This policy has a $25,000++Taxes/Fees Annual Minimum that must be met by the end of the year. The insured is responsible and will be charges a Additional Premium if they have not reached the $25,000 annual minimum earned by the end of the policy period (1 year).

12. Exclusions:
Forms and special conditions:

NMA1331, NMA 1191, NMA 464, Political Risk, Financial Guarantee & Credit Risk Exclusion Clause, 60 Day Rate Review Clause, LSW1001, LSW 1135.

EXCLUSIONS

This Policy does not apply to:

-Consequential damages.
-Damage caused by accidents, or disasters such as fire, flood, or wind.
-Damages caused by faulty repair work or failure to perform work by the Insured, their agents or employees;
-Damage caused by abuse, misuse alteration, modification or negligence of any kind;
-Liability arising out of implied warranties of merchantability, implied warrantees of fitness, and strict liability;
-Liability for Loss to anyone other than the Contract Holder, liability for Loss to anyone other than the Insured, and any -Loss occurring prior to the effective date of this Policy;
-Conversions or modifications to original installed equipment in such a manner that results in a failure to achieve the anticipated savings;
-Any acts of fraud, or any other dishonest or criminal acts of a Contract Holder or the Insured, their agents or employees;
-Liability for any Contract that has not been approved in writing by the Company and any Loss arising out of representations which are not in the Contract;
-Damages for bad faith, personal injury, including bodily injury, property damage (except as specifically stated in the Contract), and attorney's fees.
-Residential Dwellings

13. Commission:	NET

Note:	This quotation is issued with the authority of the Insurer and is issued by the undersigned without any liability whatsoever as an insurer

Important:
Our office must receive request to bind coverage in writing along with the signed Diligent Effort Affidavit and/or Confirmation of Surplus Lines Tax Filing form. Confirmation of binding will not be released to your office until we receive such confirmation from Carrier. Please note that payment is due within twenty (20) days from the effective date of coverage unless specified to the contrary on the invoice.